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Exhibit (1)(g)

MARYLAND STATE DEPARTMENT OF ASSESSMENTS
AND TAXATION, APPROVED FOR RECORD 8/31/95


                        SANFORD C. BERNSTEIN FUND, INC.

                            ARTICLES SUPPLEMENTARY


        Sanford C. Bernstein Fund, Inc., a Maryland corporation, having its principal office c/o the Prentice-Hall Corporation System, Maryland, 1123 North Eutaw Street, Baltimore, Maryland 21201 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: The total number of shares of capital stock of all classes that the Corporation has authority to issue is increased to two billion (2,000,000,000) shares, of the par value of one tenth of one cent $.001 (the "Shares"), and of the aggregate par value of two million dollars ($2,000,000). Immediately prior to this increase, the Corporation had the authority to issue one billion (1,000,000,000) shares, of the par value of one tenth of one cent $.001 and of the aggregate par value of one million dollars ($1,000,000).

        SECOND: The total number of shares of capital stock that the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of Title 2 of the General Corporation Law of Maryland.

        THIRD: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article V of the Charter of the Corporation, the Board of Directors has duly designated and established the following classes of shares:

Bernstein Government
Short Duration                100,000,000 shares

Bernstein Short
Duration Plus                 100,000,000 shares

Bernstein Diversified
Municipal                     100,000,000 shares

Bernstein Intermediate
Duration                      100,000,000 shares

Bernstein New York
Municipal                     100,000,000 shares


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Bernstein California
Municipal                     100,000,000 shares

Bernstein Short Duration
California Municipal           50,000,000 shares

Bernstein Short Duration
Diversified Municipal          50,000,000 shares

Bernstein Short Duration
New York Municipal             50,000,000 shares

Bernstein International
Value                         200,000,000 shares

Bernstein Emerging Markets
Value                         100,000,000 shares

        The relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of all such classes are as set forth in paragraph (b) of Section 1 of Article V of the Charter of the Corporation.

        FOURTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

        The undersigned, President of Sanford C. Bernstein Fund, Inc., has signed these Articles Supplementary in the Corporation's name and on its behalf and acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of his knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

        IN WITNESS WHEREOF, these Articles Supplementary have been executed on behalf of Sanford C. Bernstein Fund, Inc. this 29th day of August, 1995.

SANFORD C. BERNSTEIN FUND, INC.
Roger Hertog
President

Attest:
Jean Margo Reid
Secretary